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WSi INTERACTIVE CORPORATION                 Symbols: CDNX -- WIZ    OTC -- WIZZF

                                  NEWS RELEASE



APRIL 3, 2000

        WSI INTERACTIVE ANNOUNCES PRIVATE PLACEMENT TO RAISE $C3,465,000

WSi Interactive Corporation ("WSi") is pleased to announce a private placement of 1,100,000 units at $3.15 per unit to raise gross proceeds of $C3,465,000. Each unit will consist of one share and one warrant to buy one share for two years at $C3.70 for one year and $C5.00 thereafter. The proceeds of the placement will be used for general working capital purposes. The placement is subject to regulatory approval.

THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi revenue generating properties include: Medianetsolutions.com, a high-end Web development and hosting company which has developed more than 100 websites including some award winners; Targetpacks.com, an award-winning website and opt-in list email marketing organization; Westernshores.com, a direct and database marketing company with proprietary geodemographic and pinpoint marketing capabilities; Stocksecrets.com, an investment website offering free real-time quotes; Investmentworldnews.com, an online and print publication distributed to over half a million investors across North America; and Yourwinestore.com, with one of the world's most comprehensive databases of wineries and wines. Yourwinestore.com is one of several websites which will become part of a hospitality vertical portal now being developed.

In various stages of development are Healthcreator.com, a unique website that customizes a daily health plan comprising daily meals, exercise and supplements; and Flashcandy.com, an e-greetings company which offers rich media and sound animated cards suitable for all occasions, owned 25% by WSi. In addition, WSi has recently secured a Canada wide Fiber and Wireless Broadband Network license, and has invested in the new convergence of television and the Internet.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to: info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

NAME:             ______________________________________________

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COMPANY:          ______________________________________________

E-MAIL:           ______________________________________________

PHONE#:           ______________________________________________

FAX#:             ______________________________________________

Send by:          E-mail or fax:   yes / no.      E-mail only:    yes / no

Toll free:        1-888-388-4636
Fax:              1-877-499-5806

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.